                                                                    EXHIBIT 99.2


                                   [AFC LOGO]


AFC ENTERPRISES ANNOUNCES FIRST QUARTER 2004 EPS OF $0.27, UP 35 PERCENT FROM PRIOR YEAR



ATLANTA, May 28 -- AFC Enterprises, Inc. (Ticker: AFCE), the franchisor and operator of Popeyes(R) Chicken & Biscuits, Church's Chicken(TM), Cinnabon(R) and the franchisor of Seattle's Best Coffee(R) in Hawaii, on military bases and internationally, today announced financial results for the first quarter ended April 18, 2004.


AFC will host a conference call and internet web cast with the investment community at 9:00 AM eastern time on Wednesday, June 2, 2004, to review the results of the first quarter of 2004 and to provide an update on the overall business. To access the Company's webcast, go to http://www.afce.com , select "Investor Information" and then select "Q1 2004 AFC Enterprises Earnings Conference Call."

    First quarter of 2004 versus first quarter of 2003 highlights include:

        Financial highlights

         --       Diluted EPS increased 35 percent to $.27.

         --       Net income increased 37 percent to $7.8 million.

         -- Consolidated operating profit increased 20.2 percent to $15.5 million in 2004.

         -- Total revenues increased 5.7 percent, or $8.0 million to $147.4 million in the first quarter of 2004.

         -- AFC generated $20.8 million in net cash provided by continuing operating activities in the first quarter of 2004 compared to $17.5 generated in the first quarter of 2003.

        Other highlights

         --       System-wide sales increased 5.9 percent to $824.0 million.

         --       Blended domestic same-store sales were up 3.0 percent.

         -- AFC and its franchisees opened 68 new restaurants, bakeries and cafes.

Frank Belatti, Chairman and CEO of AFC Enterprises, stated, "We are pleased with our first quarter 2004 results. The Company has been through a great deal over the past eighteen months yet we have not lost our focus and determination to continue improving the business. The efforts to maximize shareholder value continue as we critically evaluate all areas of our business and implement actions that we expect will deliver solid and consistent performance."


Financial Results


AFC reported diluted earnings per share of $0.27 for the first quarter of 2004 representing an increase of 35 percent over diluted earnings per share of $0.20 for the first quarter of 2003.


AFC's net income in the first quarter of 2004 increased to $7.8 million or 5.3 percent of total revenues compared with $5.7 million or 4.1 percent of total revenues in the first quarter of 2003.


Consolidated operating profit for AFC for the first quarter of 2004 increased
20.2 percent to $15.5 million compared to $12.9 million for the same period in 2003. The increase was primarily due to an increase in franchise revenues along with a decrease in impairment and other charges, partially offset by an increase in provisions for credit losses, depreciation and amortization expense, and a decrease in revenues associated with rental property and wholesale sales.


The Company's total revenues were up 5.7 percent to $147.4 million in the first quarter of 2004, compared to $139.4 million in the first quarter of 2003. The increase was primarily driven by an increase in sales by company- operated restaurants and bakeries. This increase also resulted from the consolidation of restaurants owned by three franchisees of the Company, as required by the Company's adoption of Financial Accounting Standard Board Interpretation No. 46, commonly known as FIN46R, and a 6.2 percent increase in domestic same-store sales at

Church's. Franchise revenues were also up $1.8 million driven by the increase of 151 franchised units (3,661 in the first quarter of 2004 versus 3,510 at the end of the first quarter of 2003).


In the first quarter of 2004, AFC reported net cash provided by continuing operating activities of $20.8 million compared to $17.5 million generated in the first quarter of 2003. Debt outstanding under the 2002 credit facility decreased by $12.4 million to $116.9 in the first quarter of 2004.


Other Results


System-wide sales at AFC's 4,095 restaurants, bakeries and cafes were $824.0 million in the first quarter of 2004, compared to $778.3 million in the first quarter of 2003. System-wide sales in the first quarter of 2004 consisted of $461.1 million from Popeyes, $288.8 million from Church's, $62.7 million from Cinnabon and $11.4 million from Seattle's Best Coffee. System- wide sales represent the combined sales of all restaurants, bakeries and cafes that AFC operated or franchised.


Blended domestic same-store sales at its restaurants and bakeries were up 3.0 percent for the first quarter of 2004, compared to a decrease of 5.1 percent in the first quarter of 2003. Church's continued to achieve strong domestic system-wide same-store sales growth with a 6.2 percent increase in the first quarter of 2004. This increase was primarily due to mixed bundle offerings, increased pricing on new individual products and successful promotions such as Krispy Tenders, Shrimp Crunchers and battered fish. Cinnabon domestic system-wide same-store sales were up 4.4 percent for the first quarter of 2004. Popeyes domestic system-wide same-store sales were up 1.1 percent for the first quarter of 2004, and represent Popeyes first quarter of positive same-store sales since the second quarter of 2002.


The AFC system opened 68 restaurants, bakeries and cafes during the first quarter of 2004, compared to 86 total system-wide openings during the first quarter of 2003. At the end of the first quarter of 2004, AFC had 2,077 outstanding commitments for future development versus 2,483 at the end of the first quarter of 2003.


2004 Operational Performance Projections


Domestic Same-store Sales Growth


The Company increased its previously projected full year 2004 blended domestic system-wide same-store sales expectations to 1.5-2.5 percent from 1.0-2.0 percent. The primary factor leading to this expected improvement is Church's performance. AFC now expects Church's full year 2004 system-wide same-store sales growth to be up 2.0-3.0 percent versus previous expectations of 1.0-2.0 percent. The Company's projections for domestic same-store sales growth for Popeyes and Cinnabon remain unchanged at up 1.0-2.0 percent and up 2.5-3.5 percent, respectively.


New System-wide Openings


The Company remains comfortable with its originally projected new unit openings for 2004 of 315-345. As previously stated, this figure is comprised of 170-180 Popeyes restaurants, 55-65 Church's restaurants, 65-70 Cinnabon bakeries, and 25-30 Seattle's Best Coffee international cafes. This estimate represents 175-215 net new units as a result of an estimated 130-140 unit closings.


Corporate Profile


AFC Enterprises, Inc. is the franchisor and operator of 4,095 restaurants, bakeries and cafes as of April 18, 2004, in the United States, Puerto Rico and 38 foreign countries under the brand names Popeyes(R) Chicken & Biscuits, Church's Chicken(TM) and Cinnabon(R), and the franchisor of Seattle's Best Coffee(R) in Hawaii, on military bases and internationally. AFC's primary objective is to be the world's Franchisor of Choice(R) by offering investment opportunities in highly recognizable brands and exceptional franchisee support systems and services. AFC Enterprises had system-wide sales of approximately $2.6 billion in 2003 and can be found on the World Wide Web at http://www.afce.com .

     AFC Contact Information:
     Felise Glantz Kissell
     Vice President, Investor Relations & Finance
     (770) 353-3086 or fkissell@afce.com

                            AFC Enterprises, Inc.
              Condensed Consolidated Balance Sheets (unaudited)
                       (In millions, except share data)

                                                                  4/18/2004     12/28/2003
ASSETS
Current assets:
  Cash and cash equivalents                                       $    5.4       $    3.8
  Accounts and current notes receivable, net                          20.3           23.3
  Prepaid income taxes                                                14.8           20.6
  Other current assets                                                24.1           16.5
    Total current assets                                              64.6           64.2

Long-term assets:
  Property and equipment, net                                        176.7          176.8
  Goodwill                                                            14.7           14.7
  Trademarks and other intangible assets, net                         84.2           84.3
  Other long-term assets, net                                         15.0           15.5
    Total long-term assets                                           290.6          291.3

    Total assets                                                  $  355.2       $  355.5


LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable                                                $   42.0       $   41.3
  Accrued liabilities                                                 17.7           16.7
  Current debt maturities                                             11.4           12.1
    Total current liabilities                                         71.1           70.1

Long-term liabilities:
  Long-term debt                                                     110.5          118.8
  Deferred credits and other long-term
   liabilities                                                        54.0           57.8
    Total long-term liabilities                                      164.5          176.6

Commitments and contingencies

Minority Interest                                                      0.1           --

Shareholders' equity:
  Preferred stock ($.01 par value;
  2,500,000 shares authorized;
  0 issued and outstanding)                                           --             --
Common stock ($.01 par value;
  150,000,000 shares authorized;
  28,054,209 and 27,992,999 shares
  issued and outstanding
  at April 18, 2004 and December 28,
  2003, respectively)                                                  0.3            0.3
  Capital in excess of par value                                     151.1          150.1
  Notes receivable from officers,
   including accrued interest                                         (1.5)          (3.4)
  Accumulated losses                                                 (30.4)         (38.2)
    Total shareholders' equity                                       119.5          108.8

    Total liabilities and shareholders' equity                    $  355.2       $  355.5

                              AFC Enterprises, Inc.
           Condensed Consolidated Statements of Operations (unaudited)
                      (In millions, except per share data)


                                                                    16 Weeks Ended
                                                                 4/18/2004       4/20/2003
Revenues
  Sales by company-operated restaurants                          $   106.3       $    99.4
  Franchise revenues                                                  34.9            33.1
  Other revenues                                                       6.2             6.9
    Total revenues                                                   147.4           139.4

Expenses
  Restaurant employee, occupancy and
   other expenses                                                     56.5            51.9
  Restaurant food, beverages and packaging                            31.8            29.3
  General and administrative expenses                                 35.5            33.1
  Depreciation and amortization                                        8.1             7.3
  Impairment charges and other                                          --             4.9
    Total expenses                                                   131.9           126.5

Operating profit                                                      15.5            12.9
  Interest expense, net                                                2.0             2.5

Income before income taxes, minority
 interest, discontinued operations and
 accounting change                                                    13.5            10.4
  Income tax expense                                                   5.1             4.0
  Minority Interest                                                    0.1              --

Income before discontinued operations and
 accounting change                                                     8.3             6.4
  Discontinued operations, net of income taxes                          --            (0.3)
  Cumulative effect of accounting changes,
   net of income taxes in 2003                                        (0.5)           (0.4)

Net income                                                       $     7.8       $     5.7

Basic earnings (loss) per common share:
  Income before discontinued operations and
   accounting change                                             $     0.30      $     0.23
  Discontinued operations, net of income taxes                           --           (0.01)
  Cumulative effect of accounting changes,
   net of income taxes in 2003                                        (0.02)          (0.01)
  Net income                                                     $     0.28      $     0.21


Diluted earnings per common share:
  Income before discontinued operations and
   accounting change                                             $     0.29      $     0.22
  Discontinued operations, net of income taxes                           --           (0.01)
  Cumulative effect of accounting changes,
   net of income taxes in 2003                                        (0.02)          (0.01)
  Net income                                                     $     0.27      $     0.20

                              AFC Enterprises, Inc.
           Condensed Consolidated Statements of Cash Flows (unaudited)
                                  (In millions)


                                                                      16 Weeks Ended
                                                                 4/18/2004     4/20/2003
Cash flows provided by (used in) operating
 activities:
Net income                                                        $   7.8       $   5.7
Adjustments to reconcile net income to net cash
 provided by (used in) operating activities:
 Loss from discontinued operations                                     --           0.3
 Depreciation and amortization                                        8.1           7.3
 Impairment and other write-downs of
  non-current assets                                                  0.1           3.3
 Cumulative effect of accounting changes, pre-tax                     0.5           0.7
 Deferred income taxes                                               (1.9)         (3.0)
 Non-cash interest, net                                               0.3           0.2
 Net gain on sale of assets                                          (0.3)         (0.7)
 Minority Interest                                                    0.1            --
 Provision for credit losses                                          1.9           0.1
 Change in operating assets and liabilities:
  Accounts receivable                                                 0.8           4.9
  Prepaid income taxes                                                5.8           5.5
  Other operating assets                                             (1.1)          0.8
  Accounts payable and other operating liabilities                   (1.3)         (7.6)
  Net cash provided by operating activities of
   continuing operations                                             20.8          17.5
  Net cash provided by (used in) operating
   activities of discontinued operations                               --          (1.9)

Cash flows provided by (used in) investing activities:
Capital expenditures of continuing operations                        (5.9)         (7.1)
Capital expenditures of discontinued operations                        --          (0.6)
Proceeds from dispositions of property and
 equipment                                                            0.6           0.1
Other, net                                                            0.6           0.5
Net cash (used in) investing activities                              (4.7)         (7.1)

Cash flows provided by (used in) financing activities:
Principal payments - 2002 Credit Facility
 (term loans)                                                        (5.4)        (12.4)
Net (repayments) borrowings - 2002 Credit
 Facility (revolver)                                                 (7.0)          5.0
Principal payments - other notes                                     (0.1)         (2.0)
Increase (decrease) in bank overdrafts, net                           0.6          (4.1)
Increase in restricted                                               (4.4)         (0.1)
Debt issuance costs                                                    --          (0.1)
Proceeds from exercise of employee stock options                      0.9           1.4
Other, net                                                            0.9          (0.4)
  Net cash (used in) financing activities                           (14.5)        (12.7)

Net increase (decrease) in cash and cash
 equivalents                                                          1.6          (4.2)
Cash and cash equivalents at beginning of year                        3.8           9.6
Cash and cash equivalents at end of quarter                       $   5.4       $   5.4
Cash and cash equivalents of continuing
 operations                                                       $   5.4       $   4.7
Cash and cash equivalents of discontinued
 operations                                                       $    --       $   0.7


    Total Same-store Sales -

                                                    1st Quarter   1st Quarter
                                                       Ended         Ended
                                                      4/18/04       4/20/03
    Popeyes
     Company                                            0.1%         (0.8%)
     Franchised                                         1.2%         (4.8%)
    Total Domestic                                      1.1%         (4.5%)
     International                                     (7.3%)       (10.2%)

    Church's
     Company                                            6.2%         (2.5%)
     Franchised                                         6.1%         (6.0%)
    Total Domestic                                      6.2%         (5.0%)
     International                                      4.1%         (2.8%)

    Cinnabon
     Company                                            3.9%        (12.6%)
     Franchised                                         4.5%         (8.8%)
    Total Domestic                                      4.4%         (9.6%)
     International                                     (7.8%)       (12.4%)

    Blended Domestic Same-store Sales                   3.0%         (5.1%)


    New Unit Openings -

                                                     1st Quarter   1st Quarter
                                                         Ended         Ended
                                                        4/18/04       4/20/03
    Popeyes
     Company                                               0              0
     Franchised                                           16             21
    Total Domestic                                        16             21
     International                                        14             23
    Total Global                                          30             44

    Church's
     Company                                               0              0
     Franchised                                            7             10
    Total Domestic                                         7             10
     International                                        13              6
    Total Global                                          20             16

    Cinnabon
     Company                                               0              0
     Franchised                                            4              4
    Total Domestic                                         4              4
     International                                         3              6
    Total Global                                           7             10

    Seattle Coffee(1)                                     11             16

    Total                                                 68             86

    (1) SBC units are in Hawaii, on military bases and internationally only.

    New Commitments -

                                                     1st Quarter   1st Quarter
                                                         Ended         Ended
                                                        4/18/04       4/20/03
    Popeyes
     Franchised                                            4             31
     International                                        16             13
    Total Global                                          20             44

    Church's
     Franchised                                            1              6
     International                                        10              0
    Total Global                                          11              6

    Cinnabon
     Franchised                                            4              0
     International                                         0              2
    Total Global                                           4              2
    Seattle Coffee(1)                                      0              2

    Total                                                 35             54

    (1) SBC units are in Hawaii, on military bases and internationally only.


    Unit Count -

                                                    1st Quarter   1st Quarter
                                                        Ended         Ended
                                                       4/18/04       4/20/03
    Popeyes
     Company                                              80             95
     Franchised                                        1,372          1,311
    Total Domestic                                     1,452          1,406
     International                                       353            323
    Total Global                                       1,805          1,729

    Church's
     Company                                             281            284
     Franchised                                          955            970
    Total Domestic                                     1,236          1,254
     International                                       292            268
    Total Global                                       1,528          1,522

    Cinnabon
     Company                                              73             84
     Franchised                                          352            369
    Total Domestic                                       425            453
     International                                       188            160
    Total Global                                         613            613

    Seattle Coffee(1)                                    149            109

    Total                                              4,095          3,973


    (1) SBC units are in Hawaii, on military bases and internationally only.

Forward-Looking Statement: Certain statements in this release, and other written or oral statements made by or on behalf of AFC or its brands are "forward-looking statements" within the meaning of the federal securities laws. Statements regarding future events and developments and our future performance, as well as management's expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. These forward-looking statements are subject to a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are adverse effects of litigation or regulatory actions arising in connection with the restatement of our previously issued financial statements, the loss of franchisees and other business partners, failure or our franchisees, the loss of senior management and the inability to attract and retain additional qualified management personnel, a decline in the number of new units to be opened by franchisees, the inability to relist our securities with the Nasdaq National Market or another major securities market or exchange, our inability to address deficiencies and weaknesses in our internal controls, limitations on our business under our credit facility, our inability to enter into new franchise relationships, and a decline in our ability to franchise new units, increased cost of our principal food products, labor shortages, or increased labor costs, slowed expansion into new markets, changes in consumer preferences and demographic trends, as well as concerns about health or food quality, the ability of our competitors to successfully manage their respective operations in the foodservice industry, unexpected and adverse fluctuations in quarterly results, increased government regulation, growth in our franchise system that exceeds our resources to serve that growth, supply and delivery shortages or interruptions, currency, economic and political factors that affect our international operations, inadequate protection of our intellectual property and liabilities for environmental contamination. You should not place undue reliance on any forward-looking statements, since those statements speak only as of the date they are made.